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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

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NEKTAR THERAPEUTICS
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NEKTAR THERAPEUTICS
150 Industrial Road
San Carlos, California 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 5, 2003

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Nektar Therapeutics, a Delaware corporation. The meeting will be held on Thursday, June 5, 2003, at 10:00 a.m. local time at our executive office located at 150 Industrial Road, San Carlos, California for the following purposes:

  1.
  To elect three directors to hold office until the 2006 annual meeting of stockholders.

  2.
  To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003.

  3.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the proxy statement accompanying this notice.

        The record date for the annual meeting is April 7, 2003. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Paula S. Kasler Associate General Counsel and Assistant Secretary

San Carlos, California
April 28, 2003

        YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

NEKTAR THERAPEUTICS
150 Industrial Road
San Carlos, California 94070

PROXY STATEMENT
FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS
To be held on June 5, 2003

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

WHY AM I RECEIVING THESE MATERIALS?

        We sent you this proxy statement and the enclosed proxy card because the board of directors of Nektar Therapeutics is soliciting your proxy to vote at the 2003 annual meeting of stockholders. We invite you to attend the annual meeting and request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

        We intend to mail this proxy statement and accompanying proxy card on or about April 30, 2003 to all stockholders of record entitled to vote at the annual meeting.

WHO CAN VOTE AT THE ANNUAL MEETING?

        Only stockholders of record at the close of business on April 7, 2003 will be entitled to vote at the annual meeting. On this record date, there were 55,684,409 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on April 7, 2003, your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on April 7, 2003, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

WHAT AM I VOTING ON?

        There are two matters scheduled for a vote:

  1.
  Election of three directors to serve until the 2006 annual meeting of stockholders; and

  2.
  Ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003.

HOW DO I VOTE?

        For the first matter, you may either vote "For" all the nominees to the board or you may abstain from voting for any nominee you specify. For the second matter, you may vote "For," "Against" or "Abstain." The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  1.
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  2.
  To vote using the proxy card, simply complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  3.
  To vote over the telephone, dial toll-free (800) 435-6710 using a touch-tone telephone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 p.m. Eastern Time on June 4, 2003 to be counted.

  4.
  To vote on the Internet, go to www.eproxy.com/nktr to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 p.m. Eastern Time on June 4, 2003 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card or follow such other instructions provided by your broker or bank to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

        We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

HOW MANY VOTES DO I HAVE?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of April 7, 2003.

WHAT IF I RETURN A PROXY CARD BUT DO NOT MAKE SPECIFIC CHOICES?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of all the nominees to the board and "For" the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

  1.
  You may submit another properly completed proxy card with a later date.

  2.
  You may send a written notice that you are revoking your proxy to our Secretary at 150 Industrial Road, San Carlos, California 94070.

  3.
  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR'S ANNUAL MEETING?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 20, 2003, to our Secretary at 150 Industrial Road, San Carlos, California 94070. If you wish to submit a proposal that is not to be included in next year's proxy materials, you must do so no earlier than the close of business on March 7, 2004 and no later than the close of business on April 6, 2004.

HOW ARE VOTES COUNTED?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For," and with respect to the second proposal, "Against" votes, abstentions and broker non-votes. "Broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes, except for Proposal 1. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

  1.
  For Proposal 1, the election of directors, the three nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

  2.
  To be approved, Proposal 2, the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003, must receive a "For" vote from the majority of the shares present and entitled to vote either in person or by proxy. If you do not vote, or "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

WHAT IS THE QUORUM REQUIREMENT?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. On the record date, there were 55,684,409 shares outstanding and entitled to vote.

        Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2003.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director's successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

        The board presently has nine members. There are three directors in the class whose term of office expires in 2003: Robert B. Chess, James B. Glavin and Roy A. Whitfield. The stockholders last elected Messrs. Chess and Glavin in June 2000, and the board appointed Mr. Whitfield to the board in August 2000. If elected at the annual meeting, each of these nominees would serve until the 2006 annual meeting and until his successor is elected and has qualified, or until the director's death, resignation or removal.

        The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2006 ANNUAL MEETING

  Robert B. Chess

        Robert B. Chess, age 46, has served as Executive Chairman of our board since April 1999, and as a director since May 1992. Mr. Chess served as Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. From September 1990 until October 1991, he was an Associate Deputy Director in the White House Office of Policy Development. In March 1987, Mr. Chess co-founded Penederm Incorporated, a topical dermatological drug delivery company, and served as its President until February 1989. Prior to co-founding Penederm, Mr. Chess held management positions at Intel Corp., a semiconductor manufacturer, and Metaphor, a computer software company (acquired by International Business Machines Corp.). Mr. Chess holds a B.S. in Engineering from the California Institute of Technology and an M.B.A. from the Harvard Business School. Mr. Chess is a director of Pharsight Corp., a software company, Biotechnology Industry Organization, a trade organization serving and representing the emerging biotechnology industry and ChemGenex, Inc., a cancer therapeutics company.

  James B. Glavin

        James B. Glavin, age 67, has served as our director since May 1993. Mr. Glavin is Chairman of the board of The Immune Response Corporation, a biotechnology company. He was President and Chief Executive Officer of The Immune Response Corporation from 1987 until September 1994. From 1987 to 1990, Mr. Glavin served as Chairman of the board of Smith Laboratories, Inc., and served as President and Chief Executive Officer from 1985 to 1989. From 1985 to 1987, he was a partner in CH Ventures, a venture capital firm. From 1983 to 1985, he served as Chairman of the board of Genetic Systems Corporation, a biotechnology firm, and as its President and Chief Executive Officer from 1981 to 1983. Mr. Glavin holds a B.S. from Holy Cross College and an M.B.A. from Harvard Business School. Mr. Glavin is a director of The Meridian Funds, a mutual fund company, AVANIR Pharmaceuticals, a company engaged in research, development, commercialization, licensing and sales of innovative drug products and antibody generation services and Incogen, Inc., a company that provides customized informatics solutions for corporations, institutes and laboratories.

  Roy A. Whitfield

        Roy A. Whitfield, age 49, has served as our director since August 2000. Mr. Whitfield is Chairman of the Board of Incyte Genomics, Inc., a genomic information company that he co-founded in 1991. From

June 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer. He also served as President of Incyte Genomics from June 1991 until January 1997 and as Treasurer from April 1991 until October 1995. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group's international consulting practice. Mr. Whitfield received a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University. Mr. Whitfield also serves as a director of the Biotechnology Industry Organization, a trade organization serving and representing the emerging biotechnology industry.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING

  John S. Patton, Ph.D.

        John S. Patton, Ph.D., age 56, our co-founder, has served as Chief Scientific Officer since November 2001 and as a director since July 1990. Dr. Patton served as Vice President, Research from December 1991 to November 2001. He served as our President from incorporation in July 1990 to December 1991. From 1985 to 1990, Dr. Patton was a Project Team Leader with Genentech, Inc., a biotechnology company, where he headed their non-invasive drug delivery activities. Dr. Patton was on the faculty of the Marine Science and Microbiology Departments at the University of Georgia from 1979 through 1985, where he was granted tenure in 1984. Dr. Patton received a B.S. in Zoology and Biochemistry from Pennsylvania State University, an M.S. from the University of Rhode Island, a Ph.D. in Biology from the University of California, San Diego and received post doctorate fellowships from Harvard Medical School and the University of Lund, Sweden, both in biomedicine. Dr. Patton is also a director of Saegis Pharmaceuticals, Inc., a biopharmaceutical company.

  Irwin Lerner

        Irwin Lerner, age 72, has served as our director since April 1999. Mr. Lerner served as Chairman of the Board and the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and health care company, from January 1993 until his retirement in September 1993, and from 1980 through December 1992, also served as its President and Chief Executive Officer. Since September 1995, Mr. Lerner has served on the board of Medarex Inc., a monoclonal antibodies products company, and became Chairman of the Board in May 1997. He served for 12 years on the board of the Pharmaceutical Manufacturers' Association where he chaired the Association's FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently a Distinguished Executive-in-Residence at Rutgers University Graduate School of Management. Mr. Lerner is also a director of Humana Inc., a health care company, Covance Inc., a drug development services company and V.I. Technologies, Inc., a blood products company.

  Christopher A. Kuebler

        Christopher A. Kuebler, age 49, has served as our director since December 2001. Mr. Kuebler is Chairman of the Board of Covance Inc., a drug development services company, and from November 1994 to present, has served as its President and Chief Executive Officer. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories Inc., a diversified health care company. From January 1986 until March 1993, Mr. Kuebler served in various commercial positions for Abbott Laboratories' Pharmaceutical Division and was that Division's Vice President, Sales and Marketing prior to taking the position of Corporate Vice President, European Operations. Mr. Kuebler holds a B.S. in Biological Science from Florida State University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING

  Ajit S. Gill

        Ajit S. Gill, age 55, has served as our Chief Executive Officer since April 2000, as President since April 1999, and as a director since April 1998. From August 1998 to April 2000, Mr. Gill served as our Co-Chief Executive Officer. From October 1996 to August 1998, Mr. Gill served as our Chief Operating Officer and directed our Technical Operations organization, including research and development. From January 1993 to October 1996, Mr. Gill served as our Chief Financial Officer. Before joining us, Mr. Gill was Vice President and General Manager of Kodak's Interactive Systems Products Division. Mr. Gill has served as Vice President, Finance and Chief Financial Officer for TRW-Fujitsu and Director of Business Development for VisiCorp, a pioneer in the personal computer software market. He holds a B. Tech from the Indian Institute of Technology, an M.S. in Electrical Engineering from the University of Nebraska, and an M.B.A. from the University of Western Ontario. Mr. Gill is also a director of PharmQuest Corporation, a private software company focusing on the pharmaceutical industry.

  Melvin Perelman, Ph.D.

        Melvin Perelman, Ph.D., age 72, has served as our director since January 1996. Dr. Perelman spent 36 years at Eli Lilly & Company, most recently as Executive Vice-President and President of Lilly Research Laboratories, a position he held from 1986 until his retirement in 1993. Dr. Perelman served as President of Lilly International from 1976 until 1986. He was a member of the board of directors of Lilly from 1976 until 1993. Dr. Perelman holds a B.S. in chemistry from Northwestern University and a Ph.D. in organic chemistry from Rice University. Dr. Perelman is a member of the board of directors of Immusol, Inc., a biopharmaceutical company.

  Michael A. Brown

        Michael A. Brown, age 44, has served as our director since September 2002. Mr. Brown has been Chairman of the Board of Quantum Corporation since 1998. He served as Quantum's Chief Executive Officer for seven years, retiring in September 2002. Mr. Brown was President of the Desktop Storage Division from 1993 to 1995 and Executive Vice President of Marketing from 1992 to 1993. Previously, Mr. Brown held senior positions in product and marketing management since joining Quantum's marketing organization in August 1984. Before joining Quantum, Mr. Brown served in the marketing organization at Hewlett-Packard and provided management consulting services at Braxton Associates. Mr. Brown holds a B.A. in economics from Harvard University and an M.B.A. from Stanford University. Mr. Brown is also a member of the board of directors of Digital Impact, Inc., an Internet marketing company, EqualLogic, Inc., a consolidated storage solutions company and Veritas Software Corporation, a provider of storage software solutions.

BOARD COMMITTEES AND MEETINGS

        During the fiscal year ended December 31, 2002, our board held nine meetings and acted by unanimous written consent two times. Our board has an audit committee, an organization and compensation committee and a nominating and corporate governance committee.

        The audit committee oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs several functions. The audit committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed non-permissible audit services; monitors the rotation of partners of the independent auditors on our engagement team as required by law; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of our quarterly financial statements. Three non-employee directors comprise the audit committee: Mr. Kuebler, Dr. Perelman and Mr. Whitfield. The audit committee met seven times during the fiscal year ended December 31, 2002. All members of the audit committee are independent (as independence is currently defined in Rule 4200(a)(14) of the NASD listing standards). The board has adopted a written audit committee charter, which was amended and restated in April 2003 and is attached as Appendix A to these proxy materials.

        In March 2003, the board reconstituted the compensation committee as the organization and compensation committee. The organization and compensation committee reviews and approves our overall compensation strategy and policies. The organization and compensation committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers; and has the authority to administer our stock option and purchase plans, and other similar programs. Three non-employee directors comprise the organization and compensation committee: Messrs. Brown, Glavin and Lerner (the board appointed Mr. Brown on September 5, 2002). The organization and compensation committee met seven times during the fiscal year ended December 31, 2002 and acted by unanimous written consent two times.

        In April 2003, the board reconstituted the nominating committee as the nominating and corporate governance committee. The nominating and corporate governance committee interviews, evaluates and nominates individuals for membership on our board and its various committees. No procedure has been established for the consideration of nominees recommended by stockholders. The nominating and corporate governance committee administers and oversees all aspects of our corporate governance functions on behalf of the board, and recommends to the board regarding corporate governance issues. Three non-employee directors comprise the nominating and corporate governance committee: Messrs. Brown, Lerner and Whitfield (the board appointed Mr. Brown on March 6, 2003). The nominating committee met once during the fiscal year ended December 31, 2002.

        During the fiscal year ended December 31, 2002, all directors except Dr. Patton attended 75% or more of the aggregate of the meetings of the board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. Dr. Patton attended the regular meetings of the board held during the fiscal year ended December 31, 2002; however, he was unable to attend three special meetings of the board.

CORPORATE GOVERNANCE

        We believe in good corporate governance practices and have adopted formal corporate governance guidelines to enhance our effectiveness. These guidelines are available on our website at www.nektar.com in connection with "Investor Relations" materials.

        In 2003, we intend to a adopt a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We intend to post the text of our code of ethics on our website at www.nektar.com in connection with "Investor Relations" materials. In addition, we intend to promptly disclose: (1) the nature of any amendment to our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The audit committee has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our inception in 1990. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if the audit committee determines that such a change would be in our best interest and in our stockholders' best interest.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        AUDIT FEES.    During the fiscal years ended December 31, 2002 and December 31, 2001, Ernst & Young LLP billed us aggregate fees of $262,000 and $387,000, respectively, for the audit of our financial statements for such fiscal years, the review of our interim financial statements, fees for comfort letters, statutory audits, attest services and consents and assistance with and review of documents filed with the Securities and Exchange Commission (the "SEC").

        AUDIT-RELATED FEES.    During the fiscal years ended December 31, 2002 and December 31, 2001, Ernst & Young LLP billed us aggregate fees of $135,000 and $528,000, respectively, for employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with mergers and acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

        TAX FEES.    During the fiscal years ended December 31, 2002 and December 31, 2001, Ernst & Young LLP billed us aggregate fees of $107,000 and $184,000, respectively, for tax compliance, tax planning and tax advice.

        ALL OTHER FEES.    During fiscal years ended December 31, 2002 and December 31, 2001, Ernst & Young LLP did not bill us for professional services other than audit, audit-related and tax fees.

        The audit committee has determined the rendering of the non-audit services by Ernst & Young LLP is compatible with maintaining the auditor's independence.

        In April 2003, we adopted a new independent auditors policy that prohibits our independent auditors from performing non-financial consulting services for us. Under this policy, we may still continue to use our independent auditors to perform services for us in areas such as acquisition due diligence, 401(k) plan audits, reviews of SEC filings and registrations and tax compliance and planning. In addition, in accordance with applicable laws and regulations, the audit committee reviews and pre-approves both the non-audit services to be performed by our independent auditors to ensure that the work does not compromise their independence in performing their audit services as well as the audit services.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" PROPOSAL 2

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2002.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,749,878	$16.16	1,450,990	(2)
Equity compensation plans not approved by security holders	9,295,063	$18.98	1,313,868
Total	14,044,941	$18.02	2,764,858	(2)

(1)
Does not include options to purchase 62,317 shares that we assumed in connection with the acquisition of Bradford Particle Design Ltd. (with a weighted-average exercise price of $7.46) and options to purchase 634,635 shares that we assumed in connection with the acquisition of Shearwater Corporation (with a weighted-average exercise price of $0.03).

(2)
Does not include 800,000 shares reserved under our Employee Stock Purchase Plan.

        Our 2000 Non-Officer Equity Incentive Plan (the "Non-Officer Plan"), in effect as of December 31, 2002, was adopted without the approval of our security holders. The essential features of the Non-Officer Plan are outlined below.

2000 NON-OFFICER EQUITY INCENTIVE PLAN

GENERAL

        The Non-Officer Plan provides for the grant of nonstatutory stock options, stock bonuses and restricted stock purchase awards. Nonstatutory stock options granted under the Non-Officer Plan are not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"). To date, we have granted only stock options under the Non-Officer Plan. An aggregate of 12,750,000 shares of common stock are reserved for issuance under the Non-Officer Plan.

PURPOSE

        The board adopted the Non-Officer Plan to provide a means by which our and our affiliates' employees and consultants who are not officers and directors may be given an opportunity to purchase our stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success and our affiliates' success.

ADMINISTRATION

        The board administers the Non-Officer Plan. Subject to the provisions of the Non-Officer Plan, the board has the power to construe and interpret the Non-Officer Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

        The board has the power, which it has not yet exercised, to delegate administration of the Non-Officer Plan to a committee composed of not fewer than one member of the board. As used herein with respect to the Non-Officer Plan, the "board" refers to any committee the board appoints as well as to the board itself.

STOCK SUBJECT TO THE NON-OFFICER PLAN

        An aggregate of 12,750,000 shares of common stock is reserved for issuance under the Non-Officer Plan. If awards granted under the Non-Officer Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again become available for issuance under the Non-Officer Plan. If we reacquire unvested stock issued under the Non-Officer Plan, the reacquired stock will again become available for reissuance under the Non-Officer Plan for awards.

ELIGIBILITY

        Our employees and consultants, and our affiliates' employees and consultants, who are neither officers nor directors, are eligible to receive awards under the Non-Officer Plan.

TERMS OF AWARDS

        Exercise Price; Payment.    The exercise price of options and purchase price of restricted stock purchase awards are determined by the board. Stock bonuses may be awarded in consideration for past services actually rendered to us or any of our affiliates.

        The exercise price of options granted under the Non-Officer Plan must be paid either: (i) in cash at the time the option is exercised; or (ii) or at the discretion of the board at the time of the grant by delivery to us of our common stock, pursuant to a deferred payment arrangement (except as restricted by applicable laws and regulations) or in any other form of legal consideration acceptable to the board. The purchase price of restricted stock purchase awards granted under the Non-Officer Plan must be paid: (i) in cash at the time of purchase; (ii) at the discretion of the board, according to a deferred payment arrangement (except as restricted by applicable laws and regulations); or (iii) in any other form of legal consideration acceptable to the board.

        Vesting.    Awards granted by the board under the Non-Officer Plan may become exercisable or released from our repurchase option in cumulative increments as determined by the board. The board has the power to accelerate the time at which an award may vest or be exercised. In addition, options granted under the Non-Officer Plan may include an early exercise provision to permit exercise prior to vesting, but the unvested portion may be subject to our repurchase option or to any other restriction determined by the board as appropriate.

        Term.    The term of options granted under the Non-Officer Plan are determined by the board in its sole discretion. Options granted under the Non-Officer Plan generally terminate three months after termination of the holder's continuous service with us unless: (i) such termination is due to the holder's permanent and total disability, in which case the Non-Officer Plan provides that the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination or the expiration of the term of the option as set forth in the option agreement; (ii) the holder dies before the holder's service has terminated or within a certain time period following termination of service, in which case the Non-Officer Plan provides that the option may be exercised (to the extent the option was exercisable at the time of the holder's death) at any time within 18 months following death; or (iii) the option by its terms specifically provides otherwise. A holder may designate a beneficiary who may exercise the option following the holder's death. Individual option grants by their terms may provide for exercise within a longer or shorter period of time following termination of service.

        The option term generally is extended in the event that exercise of the option within these periods is prohibited. A holder's option agreement may provide that if the exercise of the option following the termination of the holder's service would result in liability under the Securities Act of 1933, as amended (the "1933 Act"), then the option shall terminate on the expiration of three months after the termination of the holder's service during which the exercise of the option would not be in violation of such registration requirements.

RESTRICTIONS ON TRANSFER

        Options may be transferable to the extent provided in the option agreement. If the option does not provide for transferability, then the option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the holder only by the holder. The holder may designate a third party to exercise the option in the event of the death of the holder. Stock awards may be transferable only upon such terms and conditions as set forth in the stock award agreement, so long as such stock awarded remains subject to the agreement.

ADJUSTMENT PROVISIONS

        Transactions not involving receipt of consideration by us, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transactions not involving the receipt of consideration by us, may change the type(s), class(es) and number of shares of common stock subject to the Non-Officer Plan and outstanding awards. In that event, the Non-Officer Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of common stock subject to the Non-Officer Plan, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of common stock subject to such awards.

EFFECT OF CERTAIN CORPORATE TRANSACTIONS

        In the event of: (i) the sale, lease or other disposition of all or substantially all of our assets; (ii) a merger or consolidation in which we are not the surviving corporation; or (iii) a reverse merger in which we are the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property (collectively, "corporate transaction"), then any surviving or acquiring corporation shall assume awards outstanding under the Non-Officer Plan or shall substitute similar awards. If any surviving or acquiring corporation does not assume such awards or substitute similar awards, then with respect to awards held by holders whose service with us or an affiliate of ours has not terminated as of the effective date of the corporate transaction, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and the awards will terminate if not exercised (if applicable) at or prior to such effective date.

        The Non-Officer Plan also provides that, in the event of an acquisition by any person, entity or group with the meaning of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the "1934 Act"), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of our securities representing at least fifty percent of the combined voting power entitled to vote in the election of directors and provided that such acquisition is not as a result of, and does not constitute, a corporate transaction, then with respect to stock awards held by holders whose service with us has not terminated, the vesting of such awards (and, if applicable, the time during which such stock awards may be exercised) shall be accelerated in full.

        The acceleration of an award in the event of an acquisition, corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain our control.

DURATION, AMENDMENT AND TERMINATION

        The board may suspend or terminate the Non-Officer Plan without stockholder approval or ratification at any time or from time to time. Currently, the board may amend the Non-Officer Plan without stockholder approval or ratification.

FEDERAL INCOME TAX INFORMATION

        Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses.    Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Non-Officer Plan generally have the following federal income tax consequences.

        There are no tax consequences to the holder or us by reason of the grant. Upon acquisition of the stock, the holder normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income recognized by the holder.

        Upon disposition of the stock, the holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of January 31, 2003 (except as otherwise indicated in footnotes) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total(2)
OppenheimerFunds, Inc.(3)	8,000,000	14.4%
Delaware Management Holdings, Inc.(4)	4,445,319	8.0%
Liberty Wanger Asset Management, L.P.(5)	3,748,000	6.7%
Citigroup, Inc.(6)	3,149,394	5.7%
Barclays Global Investors, NA(7)	2,857,920	5.1%
J. Milton Harris, Ph.D.(8)	2,602,241	4.7%
Robert B. Chess(9)	1,022,290	1.8%
Ajit S. Gill(10)	961,430	1.7%
John S. Patton, Ph.D.(11)	776,463	1.4%
James B. Glavin(12)	96,725	*
Melvin Perelman, Ph.D.(13)	90,623	*
Irwin Lerner(13)	61,455	*
Roy A. Whitfield(13)	54,790	*
Douglas H. Altschuler(14)	30,923	*
Arnold J. Repta, Ph.D.(15)	24,386	*
Christopher A. Kuebler(13)	15,624	*
Michael A. Brown(13)	8,124	*
All executive officers and directors as a group (13 persons)(16)	5,871,959	10.1%

*
Denotes ownership percentage less than 1%

(1)
This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares shown as beneficially owned. Unless otherwise indicated, the address of each of the beneficial owners named above is 150 Industrial Road, San Carlos, California 94070.

(2)
Applicable percentages are based on 55,561,894 shares of common stock outstanding as of January 31, 2003, adjusted as required by rules promulgated by the SEC.

(3)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2003 by OppenheimerFunds Inc., a registered investment adviser. OppenheimerFunds is the parent holding company of Oppenheimer Global Growth & Income Fund, an investment company registered under Section 8 of the Investment Company Act of 1940. OppenheimerFunds has sole voting and dispositive power over none of the shares and shared dispositive power over 8,000,000 of the shares. Oppenheimer Global Growth & Income Fund has sole voting power over 8,000,000 of the shares and shared dispositive power over 8,000,000 of the shares. OppenheimerFunds, Oppenheimer Global Growth & Income Fund and their principal shareholders disclaim any beneficial interest in the shares. OppenheimerFunds, Inc. is located at 498 Seventh Avenue, New York, New York 10018. Oppenheimer Global Growth & Income Fund is located at 6803 S. Tucson Way, Englewood, Colorado 80112.

(4)
Based solely on a Schedule 13G filed with the SEC on February 7, 2003. Delaware Management Holdings, Inc. has sole voting power over 4,425,732 of the shares, sole dispositive power over 4,433,019 of the shares and shared dispositive power over 12,300 of the shares. Delaware Management Business Trust has sole voting power over 4,283,068 of the shares, sole dispositive power over 4,270,768 of the shares and shared dispositive power over 12,300 of the shares. Lincoln National Corp. is the ultimate parent of Delaware Management Business Trust, Delaware Capital Management Inc., and Delaware International Advisors Ltd. Delaware Management Holdings, Inc. is located at 2005 Market Street, Philadelphia, Pennsylvania 19103.

(5)
Based solely on a Schedule 13G filed with the SEC on February 10, 2003. Liberty Wanger Asset Management, L.P. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. WAM Acquisition GP, Inc. is the general partner of Liberty Wanger Asset Management, L.P. Liberty Wanger Asset Management has shared voting power and shared dispositive power over 3,748,000 of the shares. WAM Acquisition GP has shared voting power and shared dispositive power over 3,748,000 of the shares. The shares have been acquired on behalf of discretionary clients of Liberty Wanger Asset Management. Persons other than Liberty Asset Management and WAM Acquisition GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Liberty Wanger Asset Management and WAM Acquisition GP are located at 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(6)
Based solely on a Schedule 13G filed with the SEC on February 13, 2003. Citigroup has shared voting power and shared dispositive power over 3,149,394 of the shares. Citigroup is the parent holding company of Smith Barney Fund Management LLC and Salomon Brothers Asset Management, Inc., which beneficially own the shares. Citigroup is located at 399 Park Avenue, New York, New York 10043.

(7)
Based solely on a Schedule 13G filed with the SEC on February 13, 2003. Barclays Global Investors has sole voting power and sole dispositive power over 1,538,913 of the shares. Barclays Global Fund Advisors has sole voting power and sole dispositive power over 1,319,007 of the shares. The shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors and Barclays Global Fund Advisors are located at 45 Fremont Street, San Francisco, California 94105.

(8)
Includes 1,303,911 shares held by Puffinus, L.P. as to which shares Dr. Harris disclaims beneficial ownership. Dr. Harris is a limited partner of Puffinus, L.P., and serves as the President of Puffinus, Inc., the general partner of Puffinus, L.P. Also includes 40,832 shares issuable upon exercise of options exercisable within 60 days of January 31, 2003.

(9)
Includes 654,911 shares issuable upon exercise of options exercisable within 60 days of January 31, 2003. Also includes 2,450 shares issued pursuant to our 401(k) Retirement Plan.

(10)
Includes 86,206 shares held by Ajit S. Gill & Ann C. Gill, Trustees, under an agreement dated October 14, 1998 FBO Ajit S. Gill & Ann C. Gill (the "Gill Trust"). Mr. Gill and his wife, Ann C. Gill, are sole trustees of the Gill Trust. Mr. Gill and his wife, each acting alone, have the power to vote and dispose of such shares. Also includes 862,264 shares issuable upon exercise of options exercisable within 60 days of January 31, 2003. Also includes 2,160 shares issued pursuant to our 401(k) Retirement Plan.

(11)
Includes 536,954 shares held by John S. Patton & Jamie S. Patton, Trustees, under the July 2, 1997 Patton Revocable Trust (the "Patton Trust"). Dr. Patton and his wife, Jamie S. Patton, are sole trustees of the Patton Trust. Dr. Patton and his wife, each acting alone, have the power to vote and dispose of such shares. Also includes 238,331 shares issuable upon exercise of options exercisable within 60 days of January 31, 2003. Also includes 1,178 shares issued pursuant to our 401(k) Retirement Plan.

(12)
Includes 92,725 shares issuable upon exercise of options exercisable within 60 days of January 31, 2003.

(13)
All shares issuable upon exercise of options exercisable within 60 days of January 31, 2003.

(14)
Includes 29,999 shares issuable upon exercise of options exercisable within 60 days of January 31, 2003. Also includes 924 shares issued pursuant to our 401(k) Retirement Plan.

(15)
Includes 23,333 shares issuable upon exercise of options exercisable within 60 days of January 31, 2003. Also includes 923 shares issued pursuant to our 401(k) Retirement Plan.

(16)
Includes the shares held by the Gill Trust, the Patton Trust and Puffinus, L.P., as described above. Also includes an aggregate of 2,293,842 shares issuable upon exercise of outstanding options exercisable within 60 days of January 31, 2003. Also includes an aggregate of 8,689 shares issued pursuant to our 401(k) Retirement Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with; except that: (1) Mr. Brown filed late one report, covering an option to purchase 12,500 shares of our common stock; (2) Mr. Glavin filed late one report, covering an option to purchase 12,500 shares of our common stock; (3) Mr. Kuebler filed late one report, covering an option to purchase 12,500 shares of our common stock; (4) Mr. Lerner filed late one report, covering an option to purchase 12,500 shares of our common stock; (5) Dr. Perelman filed late one report, covering an option to purchase 12,500 shares of our common stock; and (6) Mr. Whitfield filed late one report, covering an option to purchase 12,500 shares of our common stock.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

        In September 2002, our board approved a new compensation arrangement for each of our non-employee directors. Under this new compensation arrangement, each of our non-employee directors receives an annual retainer of $15,000, plus $1,000 per board meeting and $500 per committee meeting. If a non-employee director is the chairman of a committee, such director receives an additional $2,500 per year. In the fiscal year ended December 31, 2002, we paid $60,000 total cash compensation to our non-employee directors for service as directors. The members of the board are also eligible for reimbursement for their expenses incurred in connection with attendance at board meetings in accordance with our policy.

        Upon their election and reelection, to the extent shares are available under our 1994 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan"), each member of our board who is not an employee is automatically granted under the Non-Employee Directors' Plan without the board's or the stockholders' further action, an option to purchase 30,000 shares of our common stock for each three-year term to which he is elected. The non-employee directors who began with a one or a two-year term when we first instituted the staggered board or who are appointed to the board mid-term were granted 10,000 and 20,000 shares of common stock, respectively. The options vest monthly over the period of the term being served (in the event a non-employee director resigns during the year, our practice has been to vest the options monthly based on such director's actual service). Only non-employee directors are eligible to receive options under the Non-Employee Directors' Plan. Options granted under the Non-Employee Directors' Plan are intended not to qualify as incentive stock options under the Code. The exercise price of options granted under the Non-Employee Directors' Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. Option grants under the Non-Employee Directors' Plan are non-discretionary. The term of options granted under the Non-Employee Directors' Plan is ten years. In the event of a merger with or into another corporation or a consolidation in which we are the surviving corporation, with the outstanding shares of our common stock immediately preceding the merger being converted by virtue of the merger into other property, or any other capital reorganization in which 50% of our shares entitled to vote are exchanged, the vesting of each option will accelerate in full and the option will terminate if not exercised prior to the consummation of the transaction. The acceleration of an award in the event of an acquisition, corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain our control.

        There are currently option to purchase 14,600 shares available under the Non-Employee Directors' Plan. To the extent shares have been unavailable under the Non-Employee Directors' Plan, our practice has been for the board of directors to make grants under our 2000 Equity Incentive Plan in the amounts to which the non-employee directors otherwise would have been entitled under the Non-Employee Directors' Plan. In September 2002, our board approved a new option arrangement for each of our non-employee directors. Each non-employee director who has served on our board will receive an option to purchase 12,500 shares of our common stock under the 2000 Equity Incentive Plan upon the date of the board's meeting in September of each year. Such options vest monthly over one year. In connection with this arrangement, each of Messrs. Brown, Glavin, Kuebler, Lerner and Whitfield and Dr. Perelman were granted options to purchase 12,500 shares of our common stock in September 2002 for the fiscal year ended December 31, 2002. Non-employee directors are also eligible for discretionary grants of options under our 2000 Equity Incentive Plan.

        Options to purchase an aggregate of 612,700 shares of common stock have been granted to current non-employee directors under the Non-Employee Directors' Plan and the 2000 Equity Incentive Plan as of March 31, 2003, of which options to purchase 150,600 shares have been exercised. Options to purchase an aggregate of 4,096,292 shares of common stock have been granted to directors who are our employees as of March 31, 2003, of which options to purchase 1,468,245 shares have been exercised.

        On April 1, 1999, we entered into a consulting agreement Mr. Lerner. Please see "Certain Transactions" for further detail on this arrangement.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table shows for the fiscal years ended December 31, 2002, 2001 and 2000, compensation awarded or paid to, or earned by, our Chief Executive Officer and our other four most highly compensated executive officers at December 31, 2002 (the "Named Executive Officers"):

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Securities Underlying Options/ SARs (#)	All Other Compensation ($)(1)
Ajit S. Gill Chief Executive Officer, President and Director	2002 2001 2000	451,206 422,100 387,788	201,442 201,135 746,546	(2)	— — —	150,000 370,000 350,000	7,173 6,066 6,066
Robert B. Chess(3) Executive Chairman	2002 2001 2000	251,722 254,138 251,250	117,183 121,270 668,945	(2)	— — —	75,000 222,000 326,666	6,628 5,520 5,520
Arnold J. Repta, Ph.D.(4) Vice President, Research and Development	2002 2001 2000	373,060 — —	71,458 — —		6,435 — —	100,000 — —	9,095 — —
John S. Patton, Ph.D. Founder, Chief Scientific Officer and Director	2002 2001 2000	236,833 222,833 209,271	90,921 90,125 92,369		— — —	14,000 14,000 19,600	7,871 6,906 1,659
J. Milton Harris, Ph.D.(5) President, Nektar Therapeutics AL, Corporation	2002 2001 2000	324,000 156,000 —	186,977 — —		1,987 2,079 —	39,000 100,000 —	7,480 450 —
Douglas H. Altschuler(6) Former Vice President, General Counsel and Secretary	2002 2001 2000	307,500 61,894 —	68,402 25,000 —		— — —	— 100,000 —	6,694 158 —

(1)
Amounts include perquisites consisting of one or more of the following: (i) life insurance premiums paid by us; (ii) reimbursement for computer equipment used for company business; (iii) entertainment gifts associated with company business; and (iv) matching contributions under our 401(k) plan.

(2)
Includes a stock bonus of 20,000 fully vested shares of common stock granted to each of Messrs. Gill and Chess pursuant to the 2000 Equity Incentive Plan on April 19, 2000. Each grant had a fair market value of $550,000 on the date of grant.

(3)
Mr. Chess resigned as Co-Chief Executive Officer on April 19, 2000. For the fiscal year ended December 31, 2000, Mr. Chess received compensation for his services as Co-Chief Executive Officer in the amount of $67,645, reflecting payment for his services as Co-Chief Executive Officer through

  April 19, 2000. Mr. Chess received salary for his services as Executive Chairman of the Board in the amount of $183,605 in 2000.

(4)
Dr. Repta retired in April 2003.

(5)
Dr. Harris joined us in June 2001 when we completed our acquisition of Shearwater Corporation.

(6)
Mr. Altschuler served as our Vice President, General Counsel and Secretary until September 6, 2002 and would have been one of our four most highly paid executive officer but for the fact that he was not serving as an executive officer as of the end of our most recent fiscal year.

STOCK OPTION GRANTS AND EXERCISES

        We grant options to our executive officers under our 2000 Equity Incentive Plan. As of February 28, 2003: (i) options to purchase a total of 10,217,350 shares had been granted under the 2000 Equity Incentive Plan and options to purchase 1,316,234 shares remained available for grant thereunder; (ii) options to purchase a total of 385,400 shares had been granted under the Non-Employee Directors' Plan and option to purchase 14,600 shares remained available for grant thereunder; and (iii) options to purchase a total of 14,767,344 shares had been granted under the Non-Officer Plan and options to purchase 2,629,262 shares remained available for grant thereunder.

        The following tables show for the fiscal year ended December 31, 2002 certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers:

Option/SAR Grants in Last Fiscal Year

	Individual Grants
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options/SARs Granted (#)		% of Total Options/SARs Granted to Employees in Fiscal Year(1)
Name				Exercise Or Base Price ($/Sh)	Expiration Date
						5% ($)	10% ($)
Ajit S. Gill	150,000	(3)	4.88%	$6.12	10/31/12	$577,325	$1,463,055
Robert B. Chess	75,000	(4)	2.44%	$6.12	10/31/12	$288,662	$731,527
Arnold J. Repta, Ph.D.	100,000	(5)	3.26%	$17.49	1/8/12	$1,099,936	$2,787,455
John S. Patton, Ph.D.	14,000	(6)	0.46%	$7.15	5/9/12	$62,952	$159,533
J. Milton Harris, Ph.D.	39,000	(7)	1.27%	$7.15	5/9/12	$175,367	$444,415
Douglas H. Altschuler	—		—	—	—	—	—

(1)
Based on an aggregate of 3,071,000 options granted to employees in 2002, including the Named Executive Officers.

(2)
The potential realizable value is based on the term of the option at the time of grant (ten years). Assumed stock price appreciation of five percent and ten percent is used pursuant to rules promulgated by the SEC. The potential realizable value is calculated by assuming that the market price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(3)
Options for 70,000 shares vest monthly over one year commencing in May 2006. Options for 80,000 shares vest monthly over five years commencing in February 2002. Please see "Employment, Severance and Change of Control Agreements" for terms relating to acceleration of vesting.

(4)
Options for 35,000 shares vest monthly over one year commencing in November 2006. Options for 40,000 shares vest monthly over five years commencing in February 2002. Please see "Employment, Severance and Change of Control Agreements" for terms relating to acceleration of vesting.

(5)
Options for 100,000 shares vest 1/5th on January 8, 2003 and monthly over four years thereafter. Please see "Employment, Severance and Change of Control Agreements" for terms relating to acceleration of vesting.

(6)
Options for 14,000 shares vest monthly over one year commencing in April 2006. Please see "Employment, Severance and Change of Control Agreements" for terms relating to acceleration of vesting.

(7)
Options for 14,000 shares vest monthly over one year commencing in May 2006. Options for 25,000 shares vest monthly over five years commencing in May 2002. Please see "Employment, Severance and Change of Control Agreements" for terms relating to acceleration of vesting.

Aggregated Option/SAR Exercises in Last Fiscal Year,
and FY-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)(2)		Value of Unexercised In-the-Money Options/ SARs at FY-End ($)(3)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ajit S. Gill	—	—	804,653	527,947	796,247	267,867
Robert B. Chess	—	—	607,967	367,280	537,835	133,934
Arnold J. Repta, Ph.D.	—	—	—	100,000	—	—
John S. Patton, Ph.D.	—	—	221,532	84,668	286,185	13,020
J. Milton Harris, Ph.D.	—	—	34,166	104,834	3,874	32,395
Douglas H. Altschuler	—	—	25,000	75,000	—	—

(1)
Based on the fair market value of our common stock on the exercise date, minus the exercise price, multiplied by the number of shares exercised.

(2)
Please see "Employment, Severance and Change of Control Agreements" for terms relating to acceleration of vesting.

(3)
Based on the fair market value of our common stock as of December 31, 2002 ($8.08 per share), minus the exercise price, multiplied by the number of shares underlying the options.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

        In January 1995, the board amended the provisions of existing option grant forms under our 2000 Equity Incentive Plan to provide that upon a change in control, the vesting of all outstanding options held by executive officers would be accelerated by two years. This acceleration also applies to all subsequent grants made to executive officers. Options also accelerate and vest in full upon a change in control, asset sale, merger, consolidation or reverse merger, as described in our 2000 Equity Incentive Plan, in the event the acquiring company does not assume the options or does not substitute similar options. The options will also accelerate and vest in full upon certain securities acquisitions, as described in our 2000 Equity Incentive Plan.

        The acceleration of an award in the event of an acquisition, corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain our control.

        In December 2001, we entered into a letter agreement with Dr. Repta pursuant to which upon a third party acquiring 50% or more of our common stock, Dr. Repta will be entitled to a payment twice his annual target compensation if (1) his employment with the acquiring entity is terminated without cause or if Dr. Repta terminates his employment with the acquiring entity for "good reason" (as defined in the letter agreement) or (2) his employment terminates for any reason other than termination with cause within 9 months following the acquisition. Dr. Repta retired in April 2003.

        In December 2002, the board adopted the Nektar Therapeutics Severance Benefit Plan (the "Benefit Plan"), pursuant to which a Named Executive Officer may participate and receive benefits. Under the Benefit Plan, the board has discretion on the amount of severance benefit a Named Executive Officer may receive.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

        The audit committee is currently comprised of three non-employee directors, Mr. Kuebler, Dr. Perelman and Mr. Whitfield. Under currently applicable rules, all members of the audit committee are considered independent. The board has amended the audit committee's written charter as of April 2003, which is attached as Appendix A to this proxy statement.

1
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act.

        The audit committee acts on behalf of the board in fulfilling the board's oversight responsibility with respect to the financial statements and financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the financial statements, and the qualifications, independence and performance of the independent auditors.

        The audit committee's primary responsibility is to oversee the financial reporting process, including the direct oversight of the independent auditors. The management is responsible for preparing the financial statements, and the independent auditors are responsible for auditing the financial statements.

        The audit committee held seven meetings during 2002, all of which were attended by the company's independent auditors. The meetings were designed to facilitate and encourage private communication between the audit committee and the independent auditors, Ernst & Young LLP.

        During these meetings, the audit committee reviewed and discussed the audited financial statements with management and Ernst & Young LLP. The audit committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. Based on these discussions, the audit committee recommended to the board that the audited financial statements be included in the Annual Report on Form 10-K.

        The audit committee determined that the provision of the non-audit services by Ernst & Young LLP during 2002 was compatible with maintaining the principal auditors' independence.

        The discussions with Ernst & Young LLP also included the matters required by Statement on Auditing Standards No. 61. The audit committee received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed with Ernst & Young LLP.

Audit Committee
Christopher A. Kuebler Melvin Perelman, Ph.D. Roy A. Whitfield

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION2

        The board has delegated to the organization and compensation committee the authority to establish and administer compensation programs. The organization and compensation committee is comprised of three non-employee directors: Messrs. Brown, Glavin and Lerner. The organization and compensation committee is responsible for: (i) determining the most effective total executive compensation strategy, based upon business needs and consistent with stockholders' interests; (ii) administering executive compensation plans, programs and policies; (iii) monitoring corporate performance and its relationship to compensation of executive officers; and (iv) making appropriate recommendations concerning matters of executive compensation.

2
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act.

COMPENSATION PHILOSOPHY

        The primary goals of the compensation program are to align compensation with the attainment of key business objectives and to enable us to attract, retain and reward capable executives who can contribute to our continued success. Equity participation and a strong alignment to stockholders' interests are key elements of our compensation philosophy. Four key goals form the basis for compensation decisions for all employees:

  1.
  To attract and retain the most highly qualified management and employee team;

  2.
  To emphasize sustained performance by aligning rewards with stockholder interests, especially through the use of equity participation programs;

  3.
  To pay competitively compared to similar drug delivery and biopharmaceutical companies and to provide appropriate reward opportunities for achieving high levels of performance compared to similar organizations in the marketplace; and

  4.
  To motivate executives and employees to achieve our annual and long-term business goals and encourage behavior toward the fulfillment of those objectives.

        To meet these goals, the organization and compensation committee has adopted a mix among the compensation elements of salary, stock options and bonuses.

BASE SALARY

        The organization and compensation committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with drug delivery and biopharmaceutical companies in comparable stages of development. Base salary represents the fixed component of the executive compensation program. The philosophy regarding base salaries is conservative, maintaining salaries approximately at the competitive industry median. Base salary levels are established on an annual review of marketplace competitiveness with similar biopharmaceutical and drug delivery companies and on the basis of individual performance. Periodic increases in base salary are the result of individual contributions evaluated against established performance objectives, relative success toward achieving our annual and long-term business goals, length of service with us and an annual salary survey of comparable companies in our industry. Base salaries for executives were increased for fiscal 2002 to a level consistent with the industry median. In 2002, we continued the variable compensation program implemented in 1996 for all employees, including all executive officers, which provides that a portion of total compensation is variable based on certain qualitative and quantitative criteria for both us and each employee.

STOCK OPTIONS

        The option plans offered by us have been established to provide all the executive officers with an opportunity to share, along with stockholders, in our long-term performance. The organization and compensation committee strongly believes that a goal of the compensation program should be to provide key employees who have significant responsibility for the management, growth and our future success with an opportunity to increase their ownership and potentially gain financially from stock price increases. The interests of stockholders, executives and employees should thereby be closely aligned. Executives and employees are eligible to receive stock options generally not more often than once a year, giving them the right to purchase shares of common stock in the future at a price equal to fair market value at the date of grant. All grants must be exercised according to the provisions of the stock option plans. All outstanding options expire ten years from the date of grant.

        As the base salaries for the executive officers are in the mid-range for comparable companies, the organization and compensation committee has used stock options as a primary incentive to attract and retain executive officers. Option amounts are based on an employee's level within our salary grade and our overall and such individual's performance. After considering the criteria relating to awarding stock options, the organization and compensation committee determined that all executive officers, including the Chief Executive Officer, would receive option grants in fiscal 2002. The options granted to executive officers in fiscal 2002 include options which vest monthly over five years commencing upon the date of grant, as well as providing "evergreen" options, which typically vest over a twelve month period commencing four years after the date of grant.

        Section 162(m) of the Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The organization and compensation committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year, which is subject to the deduction limit, will exceed $1 million. However, the organization and compensation committee has determined that stock awards granted under the Equity Incentive Plan with an exercise price at least equal to the fair market value of the common stock on the date of grant shall be treated as "performance-based compensation."

BONUSES

        Bonus awards are another component of the compensation program. Bonuses, if any, are linked to the achievement of specified corporate goals, which is determined at the discretion of the board upon the recommendation of the organization and compensation committee. Corporate performance goals on which 2002 bonuses were based were: the successful attainment of anticipated milestones generating payments under current partnered projects; progress in further establishing the necessary infrastructure to support commercialization at anticipated levels; signing of new collaborative partners and converting existing collaborative partners with feasibility agreements to long-term development agreements; advancing delivery system technology by improving the performance and efficiency of the inhalation device, powder processing and powder filling; and advancing the commercial readiness of manufacturing facilities. In July 2002, the organization and compensation committee reviewed the corporate performance goals for the first half of 2002 and determined that these goals had been substantially achieved. Based on such achievement, the organization and compensation committee awarded bonuses for all executive officers. In January 2003, the organization and compensation committee reviewed the corporate performance goals for the second half of 2002 and determined that these goals had been substantially achieved. Based on such achievement, the organization and compensation committee awarded bonuses for all executive officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

        The organization and compensation committee determines compensation for the Chief Executive Officer by analyzing the same factors and criteria upon which other executive officers' compensation is based. In the July 2002 and January 2003 meetings, the organization and compensation committee awarded Mr. Gill a bonus of approximately 50% of his base salary based on the determination that the corporate performance goals established in 2002 had been substantially achieved. In October 2002, the organization and compensation committee agreed to recommend to the board that Mr. Gill receive an increase in salary and stock option grants for these same reasons. Under our executive compensation program, the total compensation mix for senior executives, including our Chief Executive Officer, emphasizes longer-term rewards in the form of stock options. In 2002, Mr. Gill received option grants to purchase 150,000 shares of the common stock at the fair market value of the common stock on the date of grant, of which 70,000 were evergreen grants.

SUMMARY

        The organization and compensation committee believes that the compensation of the executives is appropriate and competitive with the compensation programs provided by other drug delivery and biopharmaceutical companies with which we compete for executives and employees. The organization and compensation committee believes the compensation strategy, principles and practices result in a compensation program tied to stockholder returns and linked to the achievement of our annual and longer-term financial and operational results on behalf of the stockholders.

Organization and Compensation Committee
Michael A. Brown James B. Glavin Irwin Lerner

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of our organization and compensation committee of the board is currently, or has been, at any time since our formation, an officer or employee. On April 1, 1999, Mr. Lerner, a member of the organization and compensation committee, entered into a consulting agreement with us. Please see "Certain Transactions" for further description of this arrangement.

PERFORMANCE MEASUREMENT COMPARISON3

        The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1997 for: (i) our common stock; (ii) the RDG Total Return Index for the Nasdaq Stock Market (U.S. companies); and (iii) the RDG Total Return Index for the Nasdaq Pharmaceutical Stocks for the period commencing on December 31, 1997, and ending on December 31, 2002.(1) All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year.

3
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act.

COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 31, 1997
AND ENDING ON DECEMBER 31, 2002(2)

Comparison of 5 Year Cumulative Total Return*
Among Nektar Therapeutics, The Nasdaq Stock Market (U.S.) Index
and The Nasdaq Pharmaceutical Index

*
$100 invested on December 31, 1997 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

(1)
The RDG Total Return Index for the Nasdaq Stock Market and for the Nasdaq Pharmaceutical Stocks are calculated by the Research Data Group, Inc.

(2)
Assumes that $100 was invested on December 31, 1997 in our common stock at the closing sales price of $13.00 per share, as adjusted for the stock split on August 22, 2000, and at the closing sales price for each index on that date and that all dividends were reinvested. We have not declared cash dividends on our common stock. Stockholder returns over the indicated period should not be considered indicative of future returns.

CERTAIN TRANSACTIONS

        Our bylaws provide that we will indemnify our directors and may indemnify our officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

        In addition, our Amended and Restated Certificate of Incorporation, as amended, provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for: (i) breach of the directors' duty of loyalty to us or our stockholders; (ii) acts or omissions; (iii) violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        On April 1, 1999, Mr. Lerner entered into a consulting agreement with us. Pursuant to the agreement, Mr. Lerner may perform consulting services relating to product marketing and general business issues of at least four half days per year as well as telephone discussions as needed in consideration for his standard consulting fee. In November 2002, we terminated the consulting agreement with Mr. Lerner. In 2002, Mr. Lerner received no consulting fees for services performed for us.

        In 2002, we paid $300,000 as rent for a facility in Alabama to Shearwater Polymers, LLC, of which Dr. Harris is a member. Dr. Harris is the President of Nektar Therapeutics AL, Corporation. We believe the rent reflects the fair market rate for comparable facilities in the geographic area. Further, in 2002, we paid $700,000 for legal services rendered by Alston & Bird LLP of which Paul F. Pedigo, Esq. is a partner. Mr. Pedigo is a relative by marriage to Dr. Harris. We believe this amount represents the fair market value of the services rendered.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to our Secretary at 150 Industrial Road, San Carlos, California 94070 or contact our Secretary at (650) 631-3100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

        The board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Paula S. Kasler Associate General Counsel and Assistant Secretary

April 28, 2003

        A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2002 is available without charge upon written request to: Corporate Secretary, Nektar Therapeutics, 150 Industrial Road, San Carlos, California 94070.

APPENDIX A

NEKTAR THERAPEUTICS

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

        This Charter governs the operations of the Audit Committee (the "Committee"). The Committee shall review and reassess the adequacy of the Charter annually or at such other times as the Committee deems appropriate and recommend any proposed changes to the Board of Directors (the "Board") for approval.

COMPOSITION OF THE COMMITTEE

        The Board shall appoint members to the Committee. The Committee shall be comprised of at least three (3) directors who shall satisfy the independence and financial literacy requirements established by applicable law, rules and regulations of the Securities and Exchange Commission ("SEC") and the rules of the Nasdaq Stock Market ("Nasdaq"). All Committee members shall have a working familiarity with basic finance or accounting practices and be able to read and understand financial statements. To the extent required by applicable laws, rules and regulations, at least one member of the Committee shall satisfy the applicable Nasdaq financial experience requirements as in effect from time to time.

STATEMENT OF POLICY

        The Committee shall act on behalf of the Board in fulfilling the Board's oversight responsibility to the stockholders, potential stockholders and the investment community relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements and the qualifications, independence and performance of the certified public accountants engaged as the Company's outside auditors.

        In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the Company's independent auditors and the Company's management. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

        The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

RESPONSIBILITIES AND PROCESSES

        The primary responsibility of the Committee is to oversee the Company's financial reporting process (including direct oversight of the auditors) on behalf of the Board and report these activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements.

        The Committee's policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to assure the stockholders and the Board that the Company maintains high quality financial reporting, sound business risk practices, and ethical behavior relating to accounting, internal accounting controls, auditing matters and financial disclosure and reporting.

        To the extent the Committee believes appropriate based upon its periodic review thereof, the following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement or, except as otherwise required by applicable laws, rules and regulations, deviate from them as appropriate. The Committee shall:

        1.    Evaluate the performance of the independent auditors, assess their qualifications, determine whether to retain or to terminate the existing auditors or to appoint and engage new independent auditors for the ensuing year. The Committee shall have the sole and exclusive authority with respect to such matters and the oversight of the independent auditors as a whole.

        2.    Review and determine the engagement of the independent auditors, including the overall scope and plans for their respective audits, the adequacy of staffing and compensation. Negotiate and execute, on behalf of the Company, any engagement letters with the Company's independent auditors with respect to such engagement, which actions may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

        3.    Establish guidelines and procedures with respect to the rotation of audit partners and other senior personnel engaged in providing audit services in accordance with applicable law and SEC and Nasdaq regulations (including regulations with respect to the independence of the independent auditors).

        4.    Review and approve the retention of the independent auditors for any permissible non-audit services in accordance with applicable law and SEC and Nasdaq regulations and the fees or other compensation for such services (such approval may be delegated to one or more Committee members, provided that all approvals of permissible non-audit services pursuant to this delegated authority be presented to the full Committee at its next meeting).

        5.    At least annually, discuss with the independent auditors and review the auditors' independence from management and the Company, including the provision of non-audit services, past employment by the independent auditors of current or prospective Company personnel, the matters included in the written disclosures required by the Independence Standards Board and other relationships or services that could affect the objectivity of the independent auditors and assess and otherwise take appropriate action to oversee the independence of the independent auditors.

        6.    Review with the independent auditors any management or internal control letter issued or, to the extent practicable, proposed to be issued by the independent auditors and management's response, if any, to such letter, as well as additional material written communications between the independent auditors and management.

        7.    Review with management and the independent auditors the scope, adequacy and effectiveness of the Company's financial reporting controls, including analysis reports prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any special audit steps taken in the event of material control deficiencies, and an analysis of the effect of alternative GAAP methods on the Company's financial statements.

        8.    Establish (at such time as legally required) and maintain procedures for the receipt, retention and treatment of complaints received by the Company (whether initiated by employees of the Company or third parties) with respect to accounting, internal accounting controls or auditing matters, which shall include procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        9.    Undertake the responsibility to investigate and resolve any disagreements between the Company's management and the independent auditors regarding the Company's financial reporting, accounting practices or accounting policies.

        10.  Meet as deemed necessary, but not less than twice annually, with senior management and the independent auditors in separate executive sessions. In connection with separate executive sessions held with the independent auditors, discuss matters relevant to the quality and integrity of the Company's financial reporting, the results of the independent auditors' examinations and inquire as to the independent auditors' evaluation of the Company's financial and accounting policies and controls.

        11.  Discuss with management and the independent auditors the results of the independent auditors' review of the Company's quarterly financial statements, prior to public disclosure or prior to the filing of the Company's Quarterly Report on Form 10-Q with the SEC. Such review shall include all matters required by applicable laws, rules and regulations to be discussed with the independent auditors prior to the filing of such report as well as such matters required to be communicated to the Committee by the independent auditors under Statement on Auditing Standards No. 61.

        12.  Discuss with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K). Discuss with management and the independent auditors the results of the annual audit, including the auditors' judgment about the quality, not just acceptability, of accounting principles, any changes in accounting procedures, the reasonableness of significant judgments and estimates (including material changes in estimates), the clarity of the disclosures in the financial statements and any audit adjustments noted or proposed by the auditors (whether "passed" or implemented in the financial statements). Such review shall include all matters required by applicable laws, rules and regulations to be discussed with the independent auditors prior to the filing of such report as well as such matters required to be communicated to the Committee by the independent auditors under Statement on Auditing Standards No. 61. Recommend to the Board whether, based on the discussion with management and the independent auditors, the financial statements should be included in the Company's Annual Report on Form 10-K.

        13.  Review and discuss with management and the independent auditors as appropriate, the Company's disclosures contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in its periodic reports to be filed with the SEC.

        14.  Review and discuss with management and the independent auditors any material financial arrangements of the Company which do not appear on the financial statements of the Company and any transactions or courses of dealing with parties related to the Company which transactions are significant in size (as required by applicable Nasdaq rules) or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company's financial statements.

        15.  Review with management and the independent auditors significant issues that arise regarding accounting principles and financial statement presentation, including the adoption of new, or material changes to, existing critical accounting policies or to the application of those policies, the potential effect of alternative accounting policies available under GAAP, the potential impact of regulatory and accounting initiatives and other matters required by applicable laws, rules and regulations to be communicated by the independent auditors to the Committee or which represent significant reporting issues or judgments.

        16.  Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

        17.  Investigate any matter brought to the Committee's attention within the scope of the Committee's duties.

        18.  Prepare a report for inclusion in the Company's annual report or proxy statement that describes the Committee's composition and responsibilities and how those responsibilities were discharged.

        19.  Perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

AUTHORITY

        The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee as it deems necessary, at the Company's expense, to carry out its duties and to determine the compensation of any such advisors. The Committee may request any officer or employee of the Company or outside counsel or independent auditor to attend a meeting of the Committee.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, the Audit Committee does not itself prepare financial statement or perform audits and its members are not auditors or certifiers of the Company's financial statement.

Nektar Therapeutics

Proxy Solicited By the Board of Directors
For the Annual Meeting of Stockholders
To be Held on June 5, 2003

        The undersigned hereby appoints Ajit S. Gill and Brigid A. Makes and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Nektar Therapeutics, which the undersigned may be entitled to vote at the annual meeting of stockholders of Nektar Therapeutics to be held at 150 Industrial Road, San Carlos, California, on Thursday, June 5, 2003 at 10:00 a.m., local time, (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

^ Detach here from proxy voting card. ^

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Please mark your votes as indicated in this example	☒
FOR all nominees listed below (except as marked to the contrary below)			WITHHOLD AUTHORITY to vote for all nominees listed below.			FOR	AGAINST	ABSTAIN
PROPOSAL 1.	To elect three directors to hold office until the 2006 Annual Meeting of Stockholders.	☐	☐	PROPOSAL 2.	To ratify the selection of Ernst & Young LLP as independent auditors of Nektar Therapeutics for the fiscal year ending December 31, 2003.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NAMED NOMINEE.				THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.
NOMINEES: (01) Robert B. Chess, (02) James B. Glavin and (03) Roy A. Whitfield

To withhold authority to vote for any nominees write such nominee's name below:

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature(s)	Dated	, 2003
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

^ Detach here from proxy voting card. ^

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/nktr		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.nektar.com

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS To be held on June 5, 2003
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
STOCK OPTION GRANTS AND EXERCISES
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION2
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE MEASUREMENT COMPARISON3
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
APPENDIX A NEKTAR THERAPEUTICS AMENDED AND RESTATED AUDIT COMMITTEE CHARTER